Exhibit 4.5

The latest amendment to the Interconnection Agreement between PT Telekomunikasi Indonesia Tbk (“Telkom”) and PT Indosat Tbk (“Indosat”) as stipulated in the form of mutual office minutes on Interconnection between Telkom’s Fixed Telecommunication Network and Indosat’s Fixed Telecommunication Network, as stipulated in the form of mutual office minutes, No. Telkom: Tel.36/YN000/DWS-C1010000/2012 – No. Indosat: 034/C00-C0HA/LGL/2012 dated May 30, 2012.

The Parties:

1.	PT Telkom Tbk; and

2.	PT Indosat Tbk

Scope of the Mutual Office Minutes Form:

This form of mutual office minutes was made to implement the Indonesian Telecommunication Regulatory Authority (“BRTI”) letter No.262/BRTI/XII/2011 dated December 12, 2011 (“BRTI Letter”) regarding the change of SMS fee from a sender-keeps-all scheme to a cost-based scheme which was implemented on June 1, 2012. There were agreements to this form of mutual office minutes as follows:

1.	Technical Configuration;

2.	SMS Interconnection Tariff;

3.	Billing Format;

4.	Call Scenario and Interconnection SMS CDR Data Resources; and

5.	Financial Settlement.

Period of Mutual Office Minutes Form:

This form of mutual office minutes became effective on June 1, 2012.

SMS Interconnection Tariff:

No	Type of Service	Tariff (IDR/SMS)
1.	SMS	23